UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                               Commission File Number   1-12878
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                     Time Warner Entertainment Company, L.P.
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             (Exact name of registrant as specified in its charter)

                              75 Rockefeller Plaza
                            New York, New York 10019
                                 (212) 484-8000
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        7 1/4% Senior Debentures due 2008
                            (and related Guarantees)
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            (Title of each class of securities covered by this Form)

                                      None
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   (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)  |_|                      Rule 12h-3(b)(1)(i)  |x|
      Rule 12g-4(a)(1)(ii) |_|                      Rule 12h-3(b)(1)(ii) |_|
      Rule 12g-4(a)(2)(i)  |_|                      Rule 12h-3(b)(2)(i)  |_|
      Rule 12g-4(a)(2)(ii) |_|                      Rule 12h-3(b)(2)(ii) |_|
                                                    Rule 15d-6           |_|

         Approximate number of holders of record as of the certification or notice date: 115
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     Pursuant to the  requirements of the Securities  Exchange Act of 1934, Time
Warner Entertainment Company, L.P. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: November 12, 2003                        By: /s/ Wayne H. Pace
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                                                    Wayne H. Pace
                                                    Executive Vice President and
                                                    Chief Financial Officer